Exhibit 99.1

                [GRAPHIC OMITTED]   PRESS RELEASE
06-3

                     AMERICAN PHYSICIANS SERVICE GROUP, INC.
           ANNOUNCES STRATEGIC MERGER WITH MEDICAL MALPRACTICE PARTNER


     AUSTIN, TEXAS, June 5, 2006 - American Physicians Service Group, Inc. ("APS") (NASDAQ: AMPH) today announced that its Board of Directors has approved the acquisition of its long-time client, American Physicians Insurance Exchange ("APIE"). APIE's Board of Directors has also approved the transaction and the companies anticipate completing the merger prior to the end of 2006, subject to approval by the Texas Department of Insurance, necessary filings with the SEC, and the approval of the shareholders of APS and subscriber-policyholders of APIE. The purchase price will include approximately 1.7 million shares of APS common stock issued to the policyholders of APIE and the assumption of approximately $10.4 million in obligations, which will be converted to APS preferred stock with a cash redemption requirement.

     Mr. Ken Shifrin, Chairman of the Board of APS said, "We are excited to be combining with APIE, a client whose operations we have been managing since its founding in the mid 1970s. As manager, APS has a strong working knowledge of APIE and expects a very smooth transition as a result of this relationship. With post-merger consolidated assets expected to exceed $180 million, consolidated

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equity exceeding $50 million and consolidated revenues exceeding $80 million, we believe this merger builds an organization that is positioned for growth and success. Dr. Norris Knight and Dr. William Peche, who have over 50 years of combined service on the APIE Board of Directors, will be joining the Board of APS. The experience and dedication they bring will be invaluable as we move forward."

     Norris Knight, M.D., Chairman of the Board of APIE said, "This new chapter in our history will give us access to capital not previously available. Additional capital will strengthen our company, provide a platform for growth by increasing our market capacity, and provide the opportunity to obtain a favorable A.M. Best rating. Our subscriber-policyholders will benefit directly from this new strength, as well as from the liquidity and opportunity of being shareholders of APS. No changes in coverage or other contractual obligations in existing policies will result from this transaction. We have structured the transaction to retain the involvement of our physician insureds in the fabric of the insurance operations and we look forward to working together to build on our mutual past successes."

     Mr. Shifrin concluded, "This combination is the natural evolution of two companies founded simultaneously with similar purposes. It is, in effect, uniting two halves of a whole. We believe that our shareholders will benefit from the growth opportunity this merger provides, while still enjoying the value qualities that APS has represented in the past.

     APS is a management and financial services firm with subsidiaries and affiliates which provide: medical malpractice insurance services for doctors;

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and  brokerage  and  investment  services  to  institutions  and high net  worth individuals. The Company is headquartered in Austin, Texas and maintains offices in Dallas and Houston.

     This press release includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results to differ materially. These forward-looking statements are made in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect the Company's future results, please see the Company's recent filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual results may differ materially from management expectations. Copies of the filings are available upon request from the Company's investor relations department. For further information, visit APS' website at www.amph.com or contact:

Mr. Kenneth Shifrin, Chairman of the Board (or)
Mr. W. H. Hayes, Sr. VicePresident - Finance
American Physicians Service Group, Inc.
1301 Capital of Texas Highway, C-300
Austin, Texas  78746
(512)328-0888